Exhibit 99.(d)(2)(A)

AMERICAN BEACON SELECT FUNDS

MANAGEMENT AGREEMENT

This Management Agreement (“Agreement”) is made as of June 7, 2023, by and between the American Beacon Select Funds, a Massachusetts business trust (the “Trust”), on behalf of each series of the Trust listed on Schedule A hereto, as may be amended from time to time (each, a “Fund” and collectively, the “Funds”), and American Beacon Advisors, Inc., a Delaware corporation (“Manager”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management investment company consisting of one or more separate series, each having its own assets and investment objective(s), policies and restrictions; and

WHEREAS, the Manager is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”), and as a commodity pool operator (“CPO”) with the Commodity Futures Trading Commission (“CFTC”) and is a member of the National Futures Association (“NFA”);

WHEREAS, the Trust desires to retain the Manager to provide investment advisory and administrative services to each Fund pursuant to the terms and provisions of this Agreement, and the Manager is willing to furnish such services;

WHEREAS, the Manager agrees to assume certain expenses of the Funds pursuant to the Agreement; and

WHEREAS, pursuant to Section 12 of this Agreement, the parties may amend this Agreement by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, provided, however, that, no material amendment of this Agreement as to a given Fund shall be effective until approved by the Board of Trustees of the Trust (the “Board”) and such Fund shareholders to the extent required by the 1940 Act.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.         Appointment. The Trust hereby appoints the Manager to serve as the investment adviser and administrator of the Trust and each Fund for the period and on the terms set forth in this Agreement. The Manager accepts such appointment and agrees to render the services herein set forth for compensation as set forth on Schedule A. In the performance of its duties, the Manager will act in the best interests of the Trust and each Fund and will perform its duties hereunder for the Trust and each Fund in conformity with (a) applicable laws and regulations, including, but not limited to, the 1940 Act, the Advisers Act, and the Commodity Exchange Act, as amended (“CEA”), and the rules and regulations under each such act, (b) the terms of this Agreement, (c) the investment objectives, policies and restrictions of each applicable Fund as stated in the Trust’s currently effective registration statement under the Securities Act of 1933, as amended, and the 1940 Act, (d) the Trust’s Declaration of Trust and Bylaws then in effect, and (e) such other guidelines as the Board reasonably may establish or approve. The Manager shall for all purposes herein be an independent contractor and will have no authority to act for or represent the Trust or a Fund in any way or otherwise be deemed to be an agent of the Trust or a Fund unless expressly authorized in this Agreement or in another appropriate written format.

2.         Duties of the Manager

(a)      Investment Program. Subject to supervision by the Board, the Manager will provide a continuous investment program for each Fund and shall determine what securities, commodity interests and other investments will be acquired, retained, sold, disposed of or loaned by each Fund and what portion of such assets will be invested or held uninvested as cash, and to coordinate with other Fund service providers as necessary to effectuate acquisitions and dispositions of such investments. The Manager also shall initially determine and make such modifications to the identity and number of shares of the Deposit Securities and the Fund Securities required for a Fund Deposit or Fund Redemption for each Fund as may be necessary as a result of rebalancing adjustments and corporate action events, and may give directions to the Funds’ custodian with respect to such designation. Capitalized terms used but not defined in the preceding sentence have the meaning set forth in the Funds’ current registration statement. The Manager will exercise full discretion and act for each Fund in the same manner and with the same force and effect as such Fund itself might or could do with respect to purchases, sales, or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions.

(b)      Securities Lending Activities. The Manager shall provide the following services with respect to securities lending activities on behalf of each Fund that engages in such activities: (i) assist the securities lending agent for each such Fund (the “Agent”) to determine which securities are available for loan, (ii) monitor the Agent’s activities to ensure that securities loans are effected in accordance with the Manager’s instructions and in accordance with applicable procedures and guidelines adopted by the Board, (iii) make recommendations to the Board regarding eligible Funds to participate in securities lending; (iv) prepare appropriate periodic reports for, and seek appropriate periodic approvals from, the Board with respect to securities lending activities, (v) respond to Agent inquiries concerning Agent’s activities, and (vi) such other related duties as may be necessary or appropriate.

(c)     Exercise of Rights. The Manager, unless and until otherwise directed by the Board, will exercise all rights of security holders with respect to securities held by each Fund, including, but not limited to: voting proxies, converting, tendering, exchanging or redeeming securities; acting as a claimant in class action litigation (including litigation with respect to securities previously held), and exercising rights in the context of a bankruptcy or other reorganization.

(d)      Execution of Transactions and Selection of Broker Dealers. The Manager shall be responsible for effecting transactions for each Fund and selecting brokers, dealers or futures commission merchants to execute such transactions for each Fund. In the selection of brokers or dealers (which may include brokers or dealers affiliated with the Manager) and the placement of orders for the purchase and sale of portfolio investments for each Fund, the Manager shall use its

2

best efforts to obtain for each Fund the best execution available, except to the extent that it may be permitted to pay higher brokerage commissions for brokerage or research services as described below. In using its best efforts to obtain the best execution available, the Manager, bearing in mind each Fund’s best interests at all times, shall consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker or dealer involved and the quality of execution and research services provided by the broker or dealer. Subject to such policies as the Board may determine, the Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused a Fund to pay a broker or dealer that provides brokerage or research services to the Manager an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Manager determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Manager’s overall responsibilities with respect to such Fund and to other clients of the Manager as to which the Manager exercises investment discretion. The Trust hereby agrees that any entity or person associated with the Manager which is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Trust which is permitted by Section 11(a) of the Securities Exchange Act of 1934, as amended, and the Trust hereby consents to the retention of compensation for such transactions.

(e)     Administrative Services. Subject to the general direction and control of the Trust’s Board and the provisions of this Agreement, the Manager shall supervise all aspects of the operations of the Trust and provide to each Fund, at the Manager’s cost and expense, all administrative and clerical services as deemed necessary or advisable for the operation of such Funds, including without limitation those services set forth on Schedule B attached hereto, as may be amended from time to time. The Manager can use any of its officers and employees to provide any of the services or reports required under this Agreement. In performing its duties hereunder, the Manager shall provide, at its expense, appropriate office space (which may be space within the offices of the Manager), office furnishings, facilities, equipment, utilities and supplies as required for administering the operations and conducting the business of each Fund, and the secretarial, administrative and clerical personnel required to provide or supervise the provision of services under this Agreement.

(f)       Reports to the Board. Upon request, the Manager shall provide to the Board such analyses and reports as may be required by law or otherwise reasonably required to fulfill its responsibilities under this Agreement.

(g)      Reports to each Fund. The Manager shall prepare and furnish to each Fund such reports, statistical data and other information in such form and at such intervals as such Fund may reasonably request.

3

(h)      Delegation of Authority.

(i)        Any of the duties specified in Paragraphs 2(a) through 2(d) with respect to one or more Funds may be delegated by the Manager, at the Manager’s expense (unless designated otherwise in Schedule A), to an appropriate party, including an affiliated party (“Subadviser”), subject to such approval by the Board and shareholders of the applicable Fund to the extent required by the 1940 Act. The retention of one or more Subadvisers by the Manager pursuant to this Paragraph 2(h)(i) shall in no way reduce the obligations of the Manager under this Agreement and the Manager shall be responsible to the Trust for all acts or omissions of each Subadviser in connection with the performance of the Manager’s duties under this Agreement. In connection with the delegation of responsibilities to a Subadviser, the Manager shall:

I.       Oversee the performance of delegated functions by each Subadviser and furnish the Board with periodic reports concerning the performance of delegated responsibilities by the Subadviser;

II.       Allocate the portion of the assets of a Fund to be managed by one or more Subadvisers for such Fund and coordinate the activities of all Subadvisers;

III.       As appropriate, recommend the removal or replacement of a Subadviser or the addition of a Subadviser, subject to the necessary approvals under the 1940 Act; and

IV.       Oversee the activities of a lead Subadviser, to the extent any of the foregoing functions are performed by a lead Subadviser.

(ii)      Any of the functions specified in Paragraph 2(e) with respect to any or all of the Funds may be delegated by the Manager, at the Manager’s expense, to another appropriate party (including an affiliated party), subject to approval by the Board. The Manager shall oversee the performance of delegated functions by any such party and shall furnish to the Trust periodic evaluations and analyses concerning the performance of delegated responsibilities by those parties.

(i)       CPO Registration. The Manager is registered with the CFTC as a CPO and is a member of the NFA. The Manager shall maintain such registration or license in effect and in good standing at all times during the term of this Agreement to the extent required for the Manager to perform its duties hereunder.

3.       Services Not Exclusive. The services furnished by the Manager hereunder are not to be deemed exclusive and the Manager shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Manager, who may also be a Trustee, officer, or employee of the Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar or dissimilar nature.

4.       Compliance with Rule 38a-1. The Manager shall maintain policies and procedures that are reasonably designed to prevent violations of the federal securities laws (including, but not limited to, the laws applicable to the Trust’s registration statement and public offering documents),

4

and shall employ personnel to administer the policies and procedures who have the requisite level of skill and competence required to effectively discharge its responsibilities. The Manager shall also provide the Trust’s chief compliance officer with periodic reports regarding its compliance with the federal securities laws, and shall promptly provide special reports in the event of any material violation of the federal securities laws.

5.      Information to Manager. The Trust shall cause its officers, advisers, distributors, legal counsel, independent accountants, transfer agent, and any other service provider to cooperate with the Manager and to provide the Manager, upon its reasonable request, with such information, documents and advice relating to the Trust and a Fund, including but not limited to, such copies of that Fund’s prospectus, statement of additional information, financial statements, proxy statements, reports, and other information relating to its business and affairs as is within the possession or knowledge of such persons as the Manager may, at any time or from time to time, reasonably require in order to discharge its obligations under this Agreement. The Manager may consult with legal counsel to the appropriate Fund, and shall not be liable for any action taken or omitted to be taken in good faith and with due care in accordance with such instructions or with the advice or opinion of such legal counsel.

6.       Books and Records. The Manager will maintain all accounts, books and records with respect to each Fund relating to the services it provides pursuant to this Agreement, as are required pursuant to the federal securities laws, including the 1940 Act, Advisers Act, CEA and the rules and regulations under each such act. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Manager hereby agrees that all records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust’s request. The Manager further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act, as such rules may be amended from time to time.

7.      Confidentiality. The Manager shall be responsible for preserving the confidentiality of information concerning the holdings, transactions, and business activities of each Fund in conformity with the requirements of the 1940 Act, other applicable laws and regulations, and any policies that are approved by the Board.

8.       Expenses of the Manager and the Trust. During the term of this Agreement, the Manager shall pay all of the expenses of each Fund, including any expenses incurred by the Trust and allocated to the Fund, except for the following expenses (or each Fund’s proportionate share of the following): fee payments under this Agreement, brokerage commissions and issue and transfer taxes relating to securities and commodity interest positions purchased or sold by a Fund or any losses incurred in connection therewith; distribution and service fees pursuant to a Rule 12b-1 plan (if any); acquired fund fees and expenses; securities lending fees; expenses associated with securities sold short; fees and taxes (including any income or franchise taxes) and governmental fees; any costs, expenses or losses arising out of any liability of or claim for damage or other relief asserted against the Trust or a Fund for violation of any law; all costs associated with proxies and shareholder meetings (except for such proxies related to (i) changes to this Agreement, (ii) the election of any Board member who is an “interested person” of the Trust (as that term is defined under Section 2(a)(19) of the 1940 Act, and/or (iii) other matters that directly benefit the Manager); and any extraordinary expenses (including fees and disbursements of

5

counsel) incurred by a Fund or the Trust, on behalf of such Fund. For the avoidance of doubt, any fees and expenses incurred by a Fund in connection with the lending of its portfolio securities shall be treated as reducing the gross revenues or income receivable from such arrangements and shall not be treated as a fee or expense for which the Fund is responsible.

9.       Compensation. For the services provided and the expenses assumed pursuant to this Agreement with respect to each Fund, the Trust will pay the Manager, a fee which is computed daily and paid monthly from each Fund’s assets at the annualized rates as percentages of that Fund’s average daily net assets as set forth in the attached Schedule A, which Schedule can be modified from time to time to reflect changes in annual rates or the addition or deletion of a Fund from the terms of this Agreement, subject to appropriate approvals required by the 1940 Act. If this Agreement becomes effective or terminates with respect to any Fund before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such period bears to the full month in which such effectiveness or termination occurs.

10.     Limitation of Liability of the Manager. The Manager shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or any Fund, and its or their shareholders, in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Any person, even though also an officer, director, partner, employee, or agent of the Manager, who may be or become an officer, Board member, employee or agent of the Trust shall be deemed, when rendering services to the Trust or any Fund or acting in any business of the Trust or such Fund, to be rendering such services to or acting solely for the Trust or such Fund and not as an officer, director, partner, employee, or agent or one under the control or direction of the Manager even though paid by it. The U.S. federal and state securities laws impose liabilities on persons who act in good faith, and, therefore, nothing in this Agreement is intended to limit the obligations of the Manager under such laws. This Paragraph 10 does not in any manner preempt any separate written indemnification commitments made by the Manager with respect to any matters encompassed by this Agreement, which shall survive the termination of this Agreement.

11.      Duration and Termination.

(a)      Effectiveness. This Agreement shall become effective with respect to each Fund upon the dates set forth opposite the Fund’s name on Schedule A, provided that, with respect to each Fund, this Agreement shall not take effect unless it has first been approved, to the extent required by the 1940 Act (i) by a vote of a majority of those members of the Board who are not parties to this Agreement or interested persons of any such party (“Independent Trustees”) cast in person at a meeting called for the purpose of voting on such approval, and (ii) by an affirmative vote of a majority of the outstanding voting securities of such Fund (the “Effective Date”).

(b)      Renewal. Unless sooner terminated as provided herein, this Agreement will continue in effect for two years from the Effective Date for such Fund. Thereafter, if not terminated, this Agreement shall continue in effect provided that such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act.

6

(c)      Termination. Notwithstanding the foregoing, with respect to any Fund, this Agreement may be terminated at any time by vote of the Board, including a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities of such Fund on 60 days’ written notice delivered or mailed by registered mail, postage prepaid, to the Manager. The Manager may at any time terminate this Agreement on 60 days’ written notice delivered or mailed by registered mail, postage prepaid, to the Trust. This Agreement automatically and immediately will terminate in the event of its assignment. Termination of this Agreement pursuant to this Paragraph 11(c) shall be without the payment of any penalty. Termination of this Agreement with respect to a given Fund shall not affect the continued validity of this Agreement or the performance thereunder with respect to any other Fund.

12.     Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment of this Agreement as to the Trust or a given Fund thereof shall be effective until approved by the Board and such Trust or Fund shareholders to the extent required by the 1940 Act. The amendment of Schedule A to this Agreement for the sole purpose of (i) adding or removing one or more Funds or (ii) making other non-material changes to the information included in the Schedule shall not be deemed an amendment of this Agreement or amendment affecting an already existing Fund and requiring the approval of shareholders of that Fund.

13.     Name of Trust. The Trust or any Fund may use the name “American Beacon Select Funds” for only so long as this Agreement or any extension, renewal or amendment hereof remains in effect, including any similar agreement with any organization which shall have succeeded to the business of the Manager. At such time as such an agreement shall no longer be in effect, the Trust and each Fund will (to the extent that it lawfully can) cease to use any name derived from American Beacon Advisors, Inc. or any successor organization.

14.     Trust and Shareholder Liability. The Manager is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Trust’s Declaration of Trust and agrees that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and if the liability relates to one or more Fund, the obligations hereunder shall be limited to the respective assets of that Fund. The Manager further agrees that it shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Fund, nor from the Trustees or any individual Trustee of the Trust.

15.     Non-Binding Agreement. This Agreement is executed by the Trust’s Trustees and/or officers in their capacities as Trustees and/or officers and the obligations of this Agreement are not binding upon any of them or the shareholders individually; rather, they are binding only upon the assets and property of the Trust.

16.     Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior amendments and understandings relating to the subject matter hereof, except as provided in Paragraph 10 of this Agreement.

7

17.    Governing Law. This Agreement shall be construed in accordance with the laws of the State of Texas, without giving effect to the conflicts of laws principles thereof, and in accordance with the 1940 Act. To the extent that the applicable laws of the State of Texas conflict with the applicable provisions of the 1940 Act, the latter shall control.

18.     Definitions. As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person,” and “assignment” shall have the same meanings as such terms have in the 1940 Act.

19.     Notices. All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of the Trust (attention: Secretary) or the Manager (attention: General Counsel) (or to such other address or contact as shall be designated by the Trust or the Manager in a written notice to the other party) in person or by registered or certified mail or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed to be given on the date delivered or mailed in accordance with this Paragraph 19.

20.     Force Majeure. The Manager shall not be liable for delays or errors occurring by reason of circumstances beyond its control, including but not limited to acts of civil or military authority, national emergencies, work stoppages, fire, flood, catastrophe, acts of God, insurrection, war, riot, or failure of communication or power supply. In the event of equipment breakdowns beyond its control, the Manager shall take reasonable steps to minimize service interruptions but shall have no liability with respect thereto.

21.   Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

22.    The 1940 Act. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, order or relief pursuant to any SEC no-action letter.

23.     Headings. The headings in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

8

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

AMERICAN BEACON SELECT FUNDS

By:	/s/ Jeffrey K. Ringdahl
Jeffrey K. Ringdahl
President

AMERICAN BEACON ADVISORS, INC.

By:	/s/ Paul B. Cavazos
Paul B. Cavazos
Senior Vice President
9

AMERICAN BEACON SELECT FUNDS

Management Agreement

SCHEDULE A

I.           Management Fees for American Beacon Select Funds

As compensation pursuant to Paragraph 9 of the Management Agreement for services rendered pursuant to such Agreement (other than the securities lending services set forth in Paragraph 2(b) of the Agreement), the American Beacon Select Funds shall pay to the Manager a fee, computed daily and paid monthly, at the following annualized rates as a percentage of each applicable Fund’s average daily net assets:

Fund	Effective Date	Annual Fee Rate
American Beacon AHL Trend ETF	August 14, 2023	0.95%

II.          Securities Lending Fees

As compensation for services provided by the Manager in connection with securities lending activities of each Fund of a Trust, a lending Fund shall pay to the Manager, with respect to cash collateral posted by borrowers, a fee of 10% of the net monthly investment income (the income earned in the form of interest, dividends and realized capital gains from the investment of cash collateral, plus any negative rebate fees paid by borrowers, less the rebate amount paid to borrowers as well as related expenses) and, with respect to collateral other than cash, a fee up to 10% of loan fees and demand premiums paid by borrowers.

Dated: June 7, 2023

A-1

SCHEDULE B

Administrative Services

The Manager shall provide the Trust and the Funds with the following services pursuant to Paragraph 2(e) of the Management Agreement.

1.	Investigate and, with appropriate approval of the Board, select and oversee necessary service companies to conduct certain operations of the Funds, including the Funds’ custodian, transfer agent, dividend disbursing agent, distributor, independent public accountants and legal counsel.

2.	Maintain or supervise the maintenance of all internal bookkeeping, accounting and auditing services and records in connection with the Funds’ investment and business activities in compliance with the applicable 1940 Act requirements.

3.	Assist the Funds, and its subsidiaries, as applicable, in complying with the securities, tax and other laws and regulations of the United States and the various states and other jurisdictions in which the Funds do business.

4.	Administer the Funds’ interfund lending facility and lines of credit as needed for investment purposes and short-term liquidity needs.

5.	Develop pricing procedures for the Funds and oversee the implementation of the pricing procedures for the Funds, serve as the Trust’s “valuation designee” under Rule 2a-5 of the 1940 Act and, in accordance with such designation by the Board, disseminate NAVs, prepare annual expense budgets and periodic accrual analyses, coordinate expense payments, prepare and distribute portfolio performance, monitor insurance levels and assist the Funds in obtaining insurance coverage, coordinate regulatory examinations, develop and implement procedures to ensure the continuous provision of services to the Funds and their shareholders should a potentially disruptive event or cybersecurity threat occur at one of the Funds’ critical service providers, and monitor frequent trading and ensure compliance with Rule 22c-2 of the 1940 Act.

6.	Arrange for the preparation and periodic updating of prospectuses and statements of additional information and supplements thereto, proxy materials, tax returns and reports to shareholders and the Securities and Exchange Commission (“SEC”); provided, however, that related costs and expenses will be allocated as set forth in Paragraph 8 of the Management Agreement. These duties to be performed by the Manager hereunder shall include, but not be limited to, the following duties. The Manager shall prepare, or cause to be prepared, with the assistance of legal counsel and such other service providers as may be reasonable and appropriate: (a) all initial and amended registration statements on Form N-8A, Form N-1A, Form N-14 or similar or related forms of registrations promulgated by the SEC or other applicable regulators as may be necessary for the lawful operations of the Funds, including any and all prospectuses, statements of additional information, exhibits
B-1

and supplements thereto; (b) all proxy statements and related materials prepared pursuant to Schedule 14A, Form N-14 or similar or related forms promulgated by the SEC or other applicable regulators necessary for the lawful operations of the Funds; (c) all periodic and other reports that must be filed with the SEC or other applicable regulators necessary for the lawful operations of the Funds, including, but not limited to, the reports filed with the SEC on Form N-PORT, Form N-CSR, Form N-CEN, Form N-PX and Form 24F-2; (d) all tax returns and any related reports necessary for the Funds to comply with applicable federal, state and other tax laws (including, to the extent applicable, foreign tax laws) and to operate in a manner consistent with registration statement and other public disclosures relating to the tax consequences of an investment in shares of the Funds; and (e) such other filings and reports, including state law filings relating to the Funds’ ongoing existence and operations, as shall be reasonably necessary to comply with applicable laws and regulations.

7.	Make available and provide to the Funds: (a) financial, accounting and statistical information required by the Funds in the preparation of registration statements, reports and other documents required by federal securities laws and the securities laws of the states and other jurisdictions in which the Funds’ shares are sold; (b) such information as the Funds may reasonably request for use in the preparation of registration statements, reports and other documents required by federal securities laws and the securities laws of the states and other jurisdictions in which the Funds’ shares are sold; and (c) such information as the Funds may reasonably request for use in the preparation of such documents or of other materials necessary or helpful for the distribution of the Funds’ shares.

8.	Respond to shareholder inquiries, conduct correspondence and facilitate other communications with shareholders.

9.	Prepare or supervise the preparation of all press releases and notices to the relevant listing exchange, as necessary.

10.	Make available its officers and employees to the Trustees and officers of the Trust for consultation and discussions regarding the administration and management of the Funds and their investment activities.

11.	Prepare or oversee the preparation of materials relating to meetings of the Board of Trustees and its Committees.

12.	Oversee arrangements entered into by the Funds with market participants and, in the Manager’s sole discretion, and if and only to the extent consistent with applicable law, make payments to such third parties from its own resources or fees as compensation for such arrangements.

13.	Serve as the program administrator for the Funds’ liquidity risk management program and provide duly qualified officer(s) of the Manager to serve as derivatives risk manager(s) to administer the derivatives risk management program.
B-2

14.	Such other administrative services as reasonably may be necessary for the effective operations of the Funds.

15.	Maintenance of appropriate records associated with the foregoing as may be required by applicable laws and regulations.

Dated: June 7, 2023

B-3